Exhibit 99.1

CONTACT:	Gary S. Maier/Crystal Warner
Maier & Company, Inc.
(310) 442-9852

INTERNATIONAL TRADE COMMISSION DENIES KEYSTONE AUTOMOTIVE’S MOTION TO

RECONSIDER; RULING ENTERS MANDATORY 60-DAY PRESIDENTIAL REVIEW PERIOD

— General Exclusion Order For Certain Ford Parts Imposed —

POMONA, CA – June 8, 2007 – Keystone Automotive Industries, Inc. (Nasdaq Global: KEYS) today announced that it has received notification from the International Trade Commission denying the respondent’s petition for reconsideration, terminating its investigation, and issuing a general exclusion order. The general exclusion order prohibits the importation by any importer of aftermarket collision parts that violate any of Ford’s seven design patents that were previously determined to be valid.

The final determination by the International Trade Commission represents the beginning of the mandatory 60-day Presidential review period. Ultimately, the respondents believe they will need to appeal to the United States Circuit Court of Appeals for the Federal Circuit.

Keystone and the other respondents filed the petition for reconsideration with the Commission one day after the United States Supreme Court’s April 30, 2007 decision in KSR International Co. v. Teleflex Inc.

“As we have continuously stated, the industry and consumers greatly benefit from the utilization of quality replacement parts and a competitive marketplace. There are clearly broader issues related to the validity of design patents in the collision industry, and they need to be addressed. The International Trade Commission’s determination was not surprising and we intend to vigorously defend our position on behalf of our shareholders and consumers. We look forward to a successful resolution of this matter,” said Rick Keister, chief executive officer of Keystone.

Keister indicated that parts currently offered by Keystone related to this ruling represented less than 0.1 percent of the company’s total sales in fiscal 2007.

About Keystone

Keystone Automotive Industries, Inc. distributes its products primarily to collision repair shops through its 137 distribution facilities, of which 22 serve as regional hubs, located in 39 states and Canada. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. Its products are sold to more than 25,000 repair shops throughout the United States and Canada.

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Keystone Automative Industries, Inc.

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The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting the company will be those anticipated by the company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors, including but not limited to litigation related to the Ford/ITC design patent proceeding; and other potential aggressive actions being taken by certain car manufacturers to negatively impact the aftermarket collision replacement parts industry, including patenting vehicle parts sold by the aftermarket, instituting litigation relating to alleged trademark violations and lobbying state legislature to adopt legislation favoring the OEM’s; the impact on the company as a result of actions which have been, or in the future may be, taken by insurance companies with respect to the use of aftermarket products in the repair of vehicles; the effect of policies adopted by CAPA; and the costs of litigation. Reference is also specifically made to the “Risk Factors” section set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) for the fiscal year ended March 31, 2006 and in Part II, Item 1A of its Form 10-Qs filed with the SEC thereafter, including its Form 10-Q for the quarter ended December 29, 2006, for additional information on the risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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